FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

AT THE COMPANY
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Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

      SIZELER PROPERTY INVESTORS, INC. TAKES FIRST UNION REAL ESTATE EQUITY
         AND MORTGAGE INVESTMENTS ADVICE AND MARKET ITS THREE REGIONAL
                            MALL PROPERTIES FOR SALE

      Boston, Massachusetts- June 15, 2005- First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) announced today that it has learned that Sizeler Property Investors, Inc. (NYSE:SIZ) has taken the advice set forth in First Union's May 5, 2005 letter to Sizeler and is marketing its mall properties for sale. Mr. Ashner, the Chief Executive Officer of First Union stated "we are pleased that Sizeler has taken our recommendation and determined to sell its underperforming mall properties. Unfortunately, we believe Sizeler should have independently reached this decision months ago." In addition, Mr. Ashner stated "given Sizeler's management's past performance in deploying capital, we strongly recommend that the net proceeds generated from these sales together with proceeds from the prior asset sales be distributed to shareholders." As has been previously disclosed by First Union, its nominees for election to the Board of Directors of Sizeler, if elected, will propose that Sizeler liquidate all or substantially all of its properties in order to maximize shareholder value and distribute the net proceeds thereof to shareholders.

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      First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.

      First Union Real Estate Equity and Mortgage Investments has filed with the SEC a preliminary proxy statement with respect to its solicitation of proxies to elect Michael L. Ashner, Peter Braverman and Steven Zalkind as directors at Sizeler's 2005 Annual Meeting of Stockholders. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. First Union and Messrs. Ashner, Braverman and Zalkind may be deemed to be participants in the solicitation of proxies from the shareholders of Sizeler in connection with the annual meeting. Information about these participants is set forth in the preliminary proxy statement filed by First Union with the SEC. Investors may obtain additional information regarding the interests of such participants by reading the definitive proxy statement when it becomes available.